EXHIBIT 10.2
INTELLECTUAL PROPERTY, CONFIDENTIALITY
AND NON-COMPETITION AGREEMENT
(EMPLOYEES)
     This Agreement made as of the 17th day of October, 2005, between OrthoLogic, Corp., a Delaware corporation with its principal place of business in Arizona (the “Company”) and Dana Shinbaum, an employee of the Company (the “Employee”).
RECITALS
     A. The Employee is engaged by the Company, or is about to be engaged by the Company, as an employee (the “Engagement”).
     B. The Employee has been, or will be, given access by the Company to confidential and proprietary information of the Company.
     C. The Company has retained the Employee pursuant to the terms of the Engagement. If Employee is already employed, the Company is offering the Employee new employment benefits and/or other consideration in exchange for the Employee’s promise to abide by the terms of this Agreement.
     D. During the term of the Engagement, Employee may, in the course of providing services under the Engagement, create or develop Inventions and/or Creations for the Company, as defined herein, that are intended to be owned exclusively by the Company, and the parties understand that Company shall exclusively own all Inventions and Creations.
AGREEMENTS
     IN CONSIDERATION of the foregoing and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee and the Company agree as follows:
     1. Nondisclosure of Proprietary Information. The Company invents, develops, manufactures and markets processes and products that involve experimental or inventive work. The Company’s success depends upon the protection of these processes and products by patent, by copyright, or by secrecy. The Employee has had, or may have, access to the Company’s Proprietary Information, as defined in this Section 1. Access to this Proprietary Information is given to the Employee only if the Employee agrees to keep that information secret as follows:
          (a) “Proprietary Information” is all information, in whatever form, tangible or intangible, pertaining in any manner to the business of the Company, or any of its agents or employees, which was produced by any employee, consultant, or other independent employee of the Company including: (i) any and all methods, inventions, improvements, information, data or discoveries, whether or not patentable, that are secret, proprietary, confidential or generally undisclosed, (including information originated or provided by the Employee) in any area of knowledge, including information concerning trade secrets, processes, software, products, patents, patent applications, inventions, formulae, apparatus, techniques, technical data, clinical data, clinical trials, improvements, specifications, servicing, attributes and relative attributes relating to any of the Company’s equipment, devices, processes, or products, or research and development thereof; and (ii) the identities of the Company’s customers and potential customers (“Customers”) including Customers the Employee successfully cultivates or maintains during this Engagement using the Company’s products, name or infrastructure and the identities of contact persons at Customers including the preferences, likes, dislikes and technical and other requirements of Customers and contact persons with respect to product types, pricing, sales calls, timing, sales terms, rental terms, lease terms, service plans, and other marketing terms and techniques; (iii) the Company’s business methods, practices, strategies, forecasts, know-how, pricing, and marketing plans and techniques; (iv) the identity of key accounts, the identity of potential key accounts; and (v) the identities of the Company’s key employees. Proprietary Information shall not include information which (i) is known to Employee on a non-confidential basis prior to the Engagement with the Company; or (ii) is or hereafter becomes known to the general public without breach or fault on the part of Employee.
          (b) The Employee acknowledges that the Company has exclusive property rights to all Proprietary Information and the Employee hereby assigns any and all rights Employee might otherwise possess in any Proprietary Information to the Company. Except as required in the performance of the duties of this Engagement with the Company, the Employee will not at any time during or after the term of this Engagement, without the prior written consent of the Company, directly or indirectly use, communicate, disclose, disseminate, lecture upon, publish articles or otherwise put in the public domain, any Proprietary Information or any other information of a secret, proprietary, confidential or general undisclosed nature relating to the Company, its products, Customers, processes or services, including information relating to testing, research, development, manufacturing, marketing or selling.
          (c) All documents, records, notebooks, notes, memoranda, data bases, and similar repositories containing Proprietary Information made or compiled by the Employee at any time, including any and all copies thereof, are and shall be the property of the Company, shall be held by Employee in trust solely for the benefit of the Company, and shall be delivered to the Company by Employee on the termination of this Engagement or at any other time upon the request of the Company.
          (d) The Employee agrees to certify in writing at or before final termination of the Engagement that the Employee no longer has in the Employee’s possession, custody or control of any copies of any business documents generated at or relating to the Company nor any Proprietary Information, whether in hard copy, on a computer’s hard drive, on disks or in any other form or media.
          (e) All information regarding the Company’s business disclosed to, learned by or developed by the Employee during the course of the Engagement shall be presumed to be Proprietary Information.
          (f) The Employee agrees to provide notification, at the start of any new engagement or employment, to all subsequent employers or contracting parties who are involved in any way in the medical products or services industry or are otherwise competitors of the Company, of the terms and conditions of this Agreement, along with a copy of this Agreement.

     2. Inventions.
          (a) “Inventions” shall include discoveries, concepts, and ideas, whether patentable or not, including improvements, know-how, data, processes, methods, formulae, and techniques, concerning any past, present or prospective Company activities that the Employee makes, discovers or conceives (whether or not during the hours of this Engagement or with the use of the Company’s facilities, materials or personnel), either solely or jointly with others during this Engagement by the Company and, if based on or related to Proprietary Information, at any time after termination of such Engagement. All Inventions shall be solely the property of the Company and the Employee agrees to perform the requirements of this Section with respect thereto without the payment by the Company of any royalty or any consideration other than as provided in this Agreement.
          (b) The Employee shall maintain written notebooks in which Employee shall set forth on a current basis information as to all Inventions describing in detail the procedures employed and the results achieved as well as information as to any studies or research projects undertaken on the Company’s behalf, whether or not in the Employee’s opinion a given project has resulted in an Invention. The written notebooks shall at all times be the property of the Company and shall be surrendered to the Company upon termination of this Engagement or upon request of the Company.
          (c) The Employee shall apply, at the Company’s request and expense, for United States and foreign letters patent either in the Employee’s name or otherwise as the Company shall desire.
          (d) The Employee hereby assigns to the Company all of Employee’s rights to Inventions, applications for United States Patent and/or foreign letters patent and to United States and/or foreign letters patent granted upon Inventions, including without limitation, all renewals, reissues, extensions, continuations, divisions or continuations-in-part thereof.
          (e) The Employee shall acknowledge and deliver promptly to the Company without charge to the Company but at its expense such written instruments (including applications and assignments) and do such other acts, such as giving testimony in support of the Employee’s inventorship, as may be necessary in the opinion of the Company to obtain, maintain, extend, reissue and enforce United States and/or foreign letters patent relating to the Inventions and to vest the entire right and title thereto in the Company or its nominee.
          (f) The Employee’s obligation to assist the Company in obtaining and enforcing patents for Inventions in any and all countries shall continue beyond the Engagement, but the Company shall compensate the Employee at a reasonable rate for time actually spent at the Company’s request on such assistance. If the Company is unable for any reason whatsoever to secure the Employee’s signature to any lawful and necessary document required to apply for or execute any patent application with respect to any Inventions, including renewals, reissues, extensions, continuations, divisions or continuations-in-part thereof, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as agents and attorneys-in-fact to act for and in Employee’s behalf and instead of the Employee, to execute and file any application and to do all other lawful permitted acts to further the prosecution and issuance of patents with the same legal force and effect as if executed by the Employee.
          (g) As a matter of record the Employee has identified on Exhibit A, attached hereto, all inventions or improvements relevant to the activity of the Company which have been made or conceived or first reduced to practice by the Employee alone or jointly with others prior to Engagement by the Company, that Employee desires to remove from the operation of this Section 2; and the Employee covenants that such list is complete. If there is no such list or if no Exhibit A is attached, the Employee represents that no such inventions and improvements have been made at the time of signing this Agreement.
          (h) The Employee will not assert any rights under any inventions, discoveries, concepts or ideas, or improvements thereof, or know-how related thereto, as having been made or acquired prior to engagement by the Company or during the term of Engagement if based on or otherwise related to Proprietary Information.
          (i) No provisions of this Section shall be deemed to limit the restrictions applicable to the Employee under Section 1.
     3. Creations.
          (a) “Creations” shall include, without limitation, all designs, logos, slogans, improvements, plans, developments, marks, names, symbols, phrases, graphics, advertising, images, art work, processes, business methods, trade secrets, any and all copyrightable expression, all copyrightable works, and all patentable subject matter, in all media (whether existing now or to be invented), whether or not protected by statute, including all derivative works.
          (b) Creations, whether conceived, created, made, developed, or acquired by or for Employee as a result of the work performed during the Engagement shall be deemed “work made for hire” under the United States Copyright laws, Title 17 of the United States Code, and Company will be deemed the author of the Work Product.
          (c) Employee hereby assigns to Company its entire right, title, and interest, if any, in and to any and all Creations, including without limitation all copyright rights, patent rights, trade secrets, trademark rights and associated goodwill, along with all rights to derivative works and the right to apply for and obtain any applicable registrations and all other available legal protections for the Creations.
          (d) The Employee shall acknowledge and deliver promptly to the Company without charge to the Company but at its expense such written instruments (including applications and assignments) and do such other acts, such as giving testimony in support of the Employee’s creation, as may be necessary in the opinion of the Company to obtain, maintain, extend, reissue and enforce any applicable registrations relating to the Creations and to vest the entire right and title thereto in the Company or its nominee.
     4. Shop Rights. The Company shall also have the royalty-free right to use in its business, and to make, use and sell products, processes and/or services derived from any inventions, discoveries, concepts and ideas, whether or not patentable, including processes, methods, formulas and techniques, as well as improvements thereof or know-how related thereto, which are not within the scope of Inventions as defined in Section 2 but which are conceived or made by the Employee during the period Employee is engaged by the Company or with the use or assistance of the Company’s facilities, materials or personnel.
     5. Non-solicitation of Customers or Employees of Company.
          (a) For a period of one year after termination of this Engagement, Employee agrees not to solicit or call on, either for Employee or on behalf of any third party or entity, any Customer, with or for whom Employee had any contact or notice of during the Engagement unless the products or service represented do not compete with any of the products or services manufactured, assembled, distributed, offered or sold by the Company.
          (b) During the term of this Engagement and for a period of one year after termination of this Engagement, the Employee will not solicit any of the Company’s employees for a competing business or otherwise induce or attempt to induce such employees to terminate their employment with the Company.
     6. Exclusive Engagement. During the period of this Engagement by the Company, the Employee shall not, without the Company’s express written consent, engage in any employment, consulting activity or business other than for the Company. Activity as a passive investor in or outside director for another business enterprise shall not be considered a violation of this Section for so long as such business enterprise is not competing or conducting business with the Company and so long as such activities do not adversely impact Employee’s performance of job duties.
     7. Non-Compete. The parties acknowledge that the Employee has acquired or will acquire much knowledge and information concerning the Company’s business and Customers as the result of the Employee’s Engagement. The parties further acknowledge that the scope of business in which the Company is engaged is nationwide and very competitive, that such business is one in which few companies can compete successfully, and that competition by the Employee in that business would injure the Company severely. Accordingly, Employee agrees that during this Engagement and for a period of one year following the end of the Engagement, Employee will not take any of the following actions with respect to any customer that Employee worked with during the engagement:
          (a) Directly or indirectly, sell or attempt to sell products for or on behalf of any business that manufactures, assembles, distributes, offers or sells any products that compete with products manufactured, assembled, distributed, offered or sold by the Company;
          (b) Persuade or attempt to persuade any Customer or client to which the Company has made a proposal or sale, or with which the Company has been having discussions, not to transact business with the Company, or instead to transact business with another person or organization;
          (c) Solicit the business of any company that has been a Customer or client of the Company at any time during the Employee’s Engagement by the Company, provided,

however, if the Employee becomes employed by or represents a business that exclusively sells products that do not compete with products then marketed or intended to be marketed by the Company, such contact shall be permissible; or
          (d) Work directly or indirectly in any position that could result in the disclosure of Proprietary Information.
     8. Compliance with Law and Amendment by Court: If there is any conflict between any provision of this Agreement and any statue, law, regulation or judicial precedent, the latter shall prevail, but the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring them within the requirements of the law. If any part of this Agreement shall be held by a court of proper jurisdiction to be indefinite, invalid or otherwise unenforceable, the entire Agreement shall not fail on account thereof, but: (i) the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in an unconscionable injustice; and (ii) the court shall amend the Agreement to the extent necessary to make the Agreement valid and enforceable.
     9. Freedom From Engagement Restrictions. The Employee represents and warrants that the Employee has not entered into any agreement, whether express, implied, oral, or written, that poses an impediment to the Employee’s Engagement by the Company including the Employee’s compliance with the terms of this Agreement. In particular, the Employee is not subject to a preexisting non-competition agreement, and no restrictions or limitations exist respecting the Employee’s ability to perform fully the Employee’s obligations with the Company including the Employee’s compliance with the terms of this Agreement.
     10. Third Party Trade Secrets. During the Employee’s Engagement by the Company, the Employee agrees not to copy, refer to, or in any way use information which is proprietary to any third party (including any previous employer). The Employee represents and warrants that the Employee has not improperly taken any documents, listings, hardware, software, discs, or any other tangible medium that embodies proprietary information from any third party, and that the Employee does not intend to copy, refer to, or in any way use information which is proprietary to any third party in performing the Employee’s duties for the Company.
     11. Legitimate Business Purpose. Employee hereby acknowledges and agrees that each and every provision of this Agreement serves a legitimate business purpose and exists to protect the legitimate business interests of the Company.
     12. Injunctive Relief; Legal Fees. The Employee acknowledges that a breach of this Agreement is likely to result in irreparable and unreasonable harm to the Company, that damages caused by a breach would be extremely difficult to calculate, and that injunctive relief, as well as damages, would be appropriate. If the Employee breaches this Agreement, the Employee shall promptly reimburse the Company for all legal fees (and disbursements) incurred by the Company to enforce this Agreement or to pursue remedies arising as a result of such breach.

     13. Successors and Assigns. This Agreement is personal to the Employee and any may not be assigned by Employee. Any and all rights acknowledged or granted to the Company under this Agreement may be freely assigned by the Company.
     14. Prior Agreements; Waiver. If Employee currently has a written confidentiality or non-compete agreement with the Company, this Agreement will supersede all provisions of that agreement that cover the same subject matter as this Agreement. This Agreement constitutes the entire Agreement between the parties pertaining to the subject matter contained in it and supersedes those provisions of all prior and contemporaneous agreements, representations and understandings of the parties pertaining to the same subject matter. No waiver of any of the provisions of this Agreement shall be deemed to, or shall constitute a waiver of, any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.
     15. Governing Law. This Agreement is entered into in Arizona and shall be governed by the laws of the State of Arizona for all purposes. The parties hereby submit themselves to the courts of the State of Arizona, located in the County of Maricopa, for the purpose of personal jurisdiction in any action to enforce this Agreement.
     16. Construction. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either party. The headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement in any way. All terms used in one number or gender shall be construed to include any other number or gender as the context may require. The parties agree that each party has reviewed this Agreement and has had the opportunity to have counsel review the same and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in the Agreement, they shall be deemed to be followed by the words “without limitation.”
     17. Consultation. The Employee is advised to obtain the advice of legal counsel before signing this Agreement. By their signatures below, the Employee and the Company’s representative acknowledge that they have each read the entire contents of this Agreement, that they fully understand the terms and conditions hereof, and that each has independently had an opportunity to review and discuss the Agreement with the advisor(s) or counsel of their respective choosing.

OrthoLogic Corp.

/s/ James M. Pusey
James M. Pusey For the Company

Employee’s Signature:	/s/ Dana Shinbaum

Print Name and Title of the Employee: Dana Shinbaum, V.P., Business Development & Strategic Marketing

Date:	17 — Oct. — 2005

EXHIBIT A
Ladies and Gentlemen:
     The following is a complete list of all inventions or improvements relevant to the subject matter of my engagement by OrthoLogic (the “Company”) which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:
     _X___No inventions or improvements
     ___See below

     ___Additional sheets attached

Name:	/s/ Dana B. Shinbaum

Date:	17 — Oct. — 2005